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                                                                      Exhibit 11

                   Ohio Casualty Corporation and Subsidiaries
      Computation of Earnings Per Share on Primary and Fully Diluted Basis
              for the years ended December 31, 1995, 1994 and 1993

                                                       1995        1994        1993
                                                       ----        ----        ----
Net income applicable to common stock
     (in thousands)                                   $99,735     $96,891     $86,985
                                                      =======     =======     =======
Average common shares outstanding
     (shares in thousands)                             35,750      36,033      36,016

Average number of common shares issuable upon
     exercise of stock options, less common
     shares assumed to have been repurchased
     with the proceeds from the assumed exercise
     of outstanding stock options.  Number of
     shares repurchased is based on the average
     market price during year.                             17           0          14
                                                      -------     -------     -------

                                                       35,767      36,033      36,030
                                                      =======     =======     =======

Net income per average share on a primary basis       $  2.79     $  2.69 $      2.42
                                                      =======     =======     =======

Average common shares outstanding
     (shares in thousands)                             35,750      36,033      36,016

Average number of common shares issuable upon
     exercise of stock options, less common
     shares assumed to have been repurchased
     with the proceeds from the assumed exercise
     of outstanding stock options.  Number of
     shares repurchased is based on higher of
     average market price during the year, or
     market price at end of year.                          17           5          12
                                                      -------     -------     -------

                                                       35,767      36,038      36,028
                                                      =======     =======     =======
Net income per average share on a fully
     diluted basis                                    $  2.79     $  2.69     $  2.42
                                                      =======     =======     =======




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